EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-147043) pertaining to the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan and/or the Patriot Coal Corporation Employee Stock Purchase Plan and

(2)	Registration Statement (Form S-8 No. 333-157288) pertaining to the Patriot Coal Corporation 401(k) Retirement Plan
of our report dated February 24, 2010, with respect to the consolidated financial statements of Patriot Coal Corporation included herein, and our report dated February 24, 2010, with respect to the effectiveness of internal control over financial reporting of Patriot Coal Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 24, 2010